  Great Western Bancorp, Inc. Names Doug Bass President & Chief Operating Officer SIOUX FALLS, SD – August 30, 2018 – Great Western Bancorp, Inc. (NYSE:GWB), the parent company of Great Western Bank (www.greatwesternbank.com), announced today that effective October 1, 2018, Executive Vice President & Regional President Doug Bass will assume the role of President and Chief Operating Officer. The announcement comes after an extensive, nationwide search for the President role. As Chairman and CEO, Ken Karels will continue to lead the Company but will shift focus towards long-term strategy, business expansion and acquisition activities, board governance and regulatory relations. In his new role, Bass will be responsible for implementing technological and strategic initiatives and overall loan and deposit growth, De novo office expansion, operating efficiency, and People & Culture. Bass will report to Chairman and CEO Karels in his new role. “Doug is a strong leader who understands the importance we have placed on our culture and values,” said Karels. “He is highly qualified for these new responsibilities and will continue our tradition of investing in our communities and our mission to Make Life Great for our employees, customers and shareholders.” Bass, 57, has over 36 years of banking experience and has worked in various capacities with Great Western Bank since 2009. He has served in his current role since 2010. Before joining Great Western Bank, Bass served as President of First American Bank Group. Bass also served in various capacities over 15 years with Firstar Corporation, now known as US Bank, including as President and Chief Executive Officer of Firstar’s Sioux City and Council Bluffs operations in western Iowa and as Manager of Correspondent Banking for its eastern Iowa operations, which also included responsibility for commercial banking and agribusiness lending. Bass will be based in Sioux Falls, SD. “I’m excited to accept this new challenge and lead a team of dedicated employees,” said Bass. “With the support of an outstanding leadership team and a trusted brand, we are well-positioned for continued growth and investment in our customers and communities.” About Great Western Bancorp, Inc. Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com. 1

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